Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Keryx Biopharmaceuticals, Inc.:

We consent to the incorporation by reference in the following registration statements of Keryx Biopharmaceuticals, Inc. of our report dated March 2, 2012, with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss (income), and cash flows for the years ended December 31, 2011, 2010 and 2009, which report appears in the December 31, 2011 annual report on Form 10-K of the Company:

-	Form S-8 dated February 5, 2001 (File No. 333-55006)
-	Form S-8 dated September 29, 2004 (File No. 333-119377)
-	Form S-8 dated April 6, 2006, as amended (File No. 333-133052)
-	Form S-8 dated July 31, 2007 (File No. 333-145003)
-	Form S-3 dated August 28, 2009 (File No. 333-161607)
-	Form S-8 dated March 25, 2010 (File No. 333-165710)
-	Form S-3 dated January 3, 2011 (File No. 333-171517)

/s/ UHY LLP

New York, New York
March 2, 2012